Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Second Quarter and First Half 2021 Financial Results

CANTON, Mass. (August 9, 2021) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for the three and six months ended June 30, 2021.

Second Quarter 2021 Financial Results Summary:

•	Net revenue of $123.2 million for the second quarter of 2021, up 79% compared to net revenue of $69 million for the second quarter of 2020. Net revenue is based upon:

•	Net revenue from Advanced Wound Care products for the second quarter of 2021 of $111.4 million, an increase of 87% from the second quarter of 2020.

•	Net revenue from Surgical & Sports Medicine products for the second quarter of 2021 of $11.8 million, an increase of 27% from the second quarter of 2020.

•	Net revenue from the sale of PuraPly products of $37.6 million for the second quarter of 2021, an increase of 32% from the second quarter of 2020.

•	Net revenue from the sale of non-PuraPly products of $85.6 million, an increase of 112% from the second quarter of 2020.

•	Net income of $20.7 million for the second quarter of 2021, compared to a net loss of $5.2 million for the second quarter of 2020, an increase of $25.9 million.

•

Adjusted EBITDA income of $25.1 million, or 20.4% of net revenue, for the second quarter of 2021, compared to Adjusted EBITDA of $0.3 million, or 0.4% of net revenue, for the second quarter of 2020, an increase of $24.9 million.

Highlights Subsequent to Quarter-End:

•	On August 9, 2021, the Company announced the refinancing of the existing credit facilities resulting in improved liquidity and lower borrowing costs

“The Organogenesis team executed extremely well in the second quarter, further accelerating our growth momentum,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “We delivered 79% year-over-year revenue growth with strong contributions across both our Advanced Wound Care and Surgical and Sports Medicine portfolios as well as significantly improved profitability.”

Mr. Gillheeney, Sr. continued: “As we enter the second half of 2021, we remain focused on executing our commercial strategy and believe we are well positioned to continue to deliver strong operating and financial results. Given the deep dedication to the patients we serve, we remain confident in our ability to provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Second Quarter 2021 Results:

The following table represents net revenue by product grouping for the three months ended June 30, 2021 and June 30, 2020, respectively:

	Three Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$111,436	$59,731	$51,705	87%
Surgical & Sports Medicine	11,760	9,229	2,531	27%

Net revenue	$123,196	$68,960	$54,236	79%

Net revenue for the second quarter of 2021 was $123.2 million, compared to $69.0 million for the second quarter of 2020, an increase of $54.2 million, or 79%. The increase in net revenue was driven by a $51.7 million increase, or 87%, in net revenue of Advanced Wound Care products and a $2.5 million increase, or 27%, in net revenue of Surgical & Sports Medicine products, compared to the second quarter of 2020.

Gross profit for the second quarter of 2021 was $93.3 million, or 76% of net revenue, compared to $48.9 million, or 71% of net revenue, for the second quarter of 2020, an increase of $44.3 million, or 91%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care and Surgical & Sports Medicine products as well as a shift in product mix to our higher gross margin products.

Operating expenses for the second quarter of 2021 were $69.7 million, compared to $51.2 million for the second quarter of 2020, an increase of $18.5 million, or 36%. R&D expense was $7.3 million for the second quarter of 2021, compared to $4.7 million in the second quarter of 2020, an increase of $2.7 million, or 57%. Selling, general and administrative expenses were $62.3 million for the second quarter of 2021, compared to $46.5 million in the second quarter of 2020, an increase of $15.8 million, or 34%.

Operating income for the second quarter of 2021 was $23.6 million, compared to an operating loss of $2.3 million for the second quarter of 2020, an increase of $25.8 million.

Total other expenses, net, for the second quarter of 2021 were $2.4 million, compared to $2.9 million for the second quarter of 2020, a decrease of $0.5 million, or 16%.

Net income for the second quarter of 2021 was $20.7 million, or $0.15 per share, compared to a net loss of $5.2 million, or $0.05 per share, for the second quarter of 2020, an increase of $25.8 million, or $0.20 per share.

Adjusted EBITDA income of $25.1 million, or 20.4% of net revenue, for the second quarter of 2021, compared to Adjusted EBITDA of $0.3 million, or 0.4% of net revenue, for the second quarter of 2020, an increase of $24.9 million.

As of June 30, 2021, the Company had $90.3 million in cash and restricted cash and $83.5 million in debt obligations, of which $13.7 million were capital lease obligations, compared to $84.8 million in cash and restricted cash and $84.8 million in debt obligations, of which $15.1 million were capital lease obligations as of December 31, 2020.

First Half 2021 Results:

The following table represents net revenue by product grouping for the six months ended June 30, 2021 and June 30, 2020, respectively:

	Six Months Ended June 30,		Change
	2021	2020	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$202,144	$111,019	$91,125	82%
Surgical & Sports Medicine	23,604	19,673	3,931	20%

Net revenue	$225,748	$130,692	$95,056	73%

Net revenue for the six months ended June 30, 2021 was $225.7 million, compared to $130.7 million for the six months ended June 30, 2020, an increase of $95.1 million, or 73%. The increase in net revenue was driven by a $91.1 million increase, or 82%, in net revenue of Advanced Wound Care products and a $3.9 million increase, or 20%, in net revenue of Surgical & Sports Medicine products, compared to the six months ended June 30, 2020.

Gross profit for the six months ended June 30, 2021 was $170.3 million, or 75% of net revenue, compared to $91.9 million, or 70% of net revenue, for the six months ended June 30, 2020, an increase of $78.5 million, or 85%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care and Surgical & Sports Medicine products as well as a shift in product mix to our higher gross margin products.

Operating expenses for the six months ended June 30, 2021 were $134.1 million, compared to $109.2 million for the six months June 30, 2020, an increase of $24.9 million, or 23%. R&D expense was $13.5 million for the six months ended June 30, 2021, compared to $10.1 million in the six months ended June 30, 2020, an increase of $3.5 million, or 34%. Selling, general and administrative expenses were $120.6 million for the six months ended June 30, 2021, compared to $99.1 million in the six months ended June 30, 2020, an increase of $21.5 million, or 22%.

Operating income for the six months ended June 30, 2021 was $36.2 million, compared to an operating loss of $17.3 million for the six months ended June 30, 2020, an increase of $53.5 million.

Total other expenses, net, for the six months ended June 30, 2021 were $4.9 million, compared to $4.1 million for the six months ended June 30, 2020, an increase of $0.8 million, or 20%.

Net income for the six months ended June 30, 2021 was $30.6 million, or $0.23 per share, compared to a net loss of $21.5 million, or $0.21 per share, for the six months ended June 30, 2020, an increase of $52.1 million, or $0.44 per share.

Adjusted EBITDA of $41.1 million, or 18% of net revenue, for the six months ended June 30, 2021, compared to an Adjusted EBITDA loss of $10.7 million, or (8%) of net revenue, for the six months ended June 30, 2020, an increase of $51.8 million.

Fiscal Year 2021 Guidance:

For the twelve months ended December 31, 2021, the Company now expects:

•

Net revenue of between $456 million and $472 million, representing an increase of approximately 35% to 40% year-over-year, as compared to net revenue of $338.3 million for the twelve months ended December 31, 2020.

○	The 2021 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $423 million and $436 million, representing an increase of approximately 44% to 48% year-over-year as compared to net revenue of $294.6 million for the twelve months ended December 31, 2020.

•

Net revenue from Surgical & Sports Medicine products of between $33 million and $36 million, representing a decrease of approximately 18% to 24% year-over-year as compared to net revenue of $43.7 million for the twelve months ended December 31, 2020.

•

Net revenue from the sale of PuraPly products of between $179 million and $187 million, representing an increase of approximately 22% to 27% year-over-year, as compared to net revenue of $147.3 million for the twelve months ended December 31, 2020.

•	GAAP net income positive for the twelve months ended December 31, 2021.

•	Adjusted EBITDA positive for the twelve months ended December 31, 2021.

Second Quarter 2021 Earnings Conference Call:

Financial results will be reported after the market closes on Monday, August 9. Management will host a conference call at 5:00 p.m. Eastern Time on August 9 to discuss the results of the quarter, and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 1146847. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 1146847. The webcast will be archived at investors.organogenesis.com.

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$89,790	$84,394
Restricted cash	517	412
Accounts receivable, net	76,767	56,804
Inventory	28,106	27,799
Prepaid expenses and other current assets	6,583	4,935

Total current assets	201,763	174,344
Property and equipment, net	69,739	60,068
Intangible assets, net	28,136	30,622
Goodwill	28,772	28,772
Operating lease right-of-use assets, net	26,531	—
Deferred tax asset, net	18	18
Other assets	605	670

Total assets	$355,564	$294,494

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$—	$483
Current portion of term loan	22,500	16,666
Current portion of finance lease obligations	4,134	3,619
Current portion of operating lease obligations	4,504	—
Current portion of deferred rent and lease incentive obligation	—	95
Accounts payable	26,789	23,381
Accrued expenses and other current liabilities	26,618	23,973

Total current liabilities	84,545	68,217
Line of credit	10,000	10,000
Term loan, net of current portion	37,290	43,044
Deferred acquisition consideration, net of current portion	1,436	1,436
Earnout liability	927	3,985
Deferred rent and lease incentive obligation, net of current portion	—	2,315
Finance lease obligations, net of current portion	9,553	11,442
Operating lease obligations, net of current portion	24,224	—
Other liabilities	8,667	7,971

Total liabilities	176,642	148,410

Commitments and contingencies (Note 18)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 129,011,789 and 128,460,381 shares issued; 128,283,241 and 127,731,833 shares outstanding at June 30, 2021 and December 31, 2020, respectively.	13	13
Additional paid-in capital	299,038	296,830
Accumulated deficit	(120,129)	(150,759)

Total stockholders’ equity	178,922	146,084

Total liabilities and stockholders’ equity	$355,564	$294,494

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net revenue	$123,196	$68,960	$225,748	$130,692
Cost of goods sold	29,940	20,042	55,435	38,835

Gross profit	93,256	48,918	170,313	91,857
Operating expenses:
Selling, general and administrative	62,349	46,502	120,581	99,115
Research and development	7,320	4,668	13,529	10,078

Total operating expenses	69,669	51,170	134,110	109,193

Income (loss) from operations	23,587	(2,252)	36,203	(17,336)

Other expense, net:
Interest expense, net	(2,431)	(2,912)	(4,901)	(5,422)
Gain on settlement of deferred acquisition consideration	—	—	—	1,295
Other income, net	18	25	15	46

Total other expense, net	(2,413)	(2,887)	(4,886)	(4,081)

Net income (loss) before income taxes	21,174	(5,139)	31,317	(21,417)
Income tax expense	(487)	(27)	(687)	(62)

Net income (loss)	$20,687	$(5,166)	$30,630	$(21,479)

Net income (loss), per share:
Basic	$0.16	$(0.05)	$0.24	$(0.21)

Diluted	$0.15	$(0.05)	$0.23	$(0.21)

Weighted-average common shares outstanding
Basic	128,235,224	104,714,725	128,053,654	104,600,825

Diluted	133,988,413	104,714,725	133,721,191	104,600,825

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$30,630	$(21,479)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,073	1,793
Amortization of intangible assets	2,486	1,633
Amortization of operating lease right-of-use assets	2,562	—
Non-cash interest expense	143	103
Deferred interest expense	1,036	1,022
Deferred rent expense	—	64
Gain on settlement of deferred acquisition consideration	—	(1,295)
Provision recorded for sales returns and doubtful accounts	2,158	970
Loss on disposal of property and equipment	239	201
Adjustment for excess and obsolete inventories	4,678	1,709
Stock-based compensation	1,740	678
Change in fair value of Earnout liability	(3,058)	—
Changes in operating assets and liabilities:
Accounts receivable	(22,122)	(5,727)
Inventory	(4,984)	(7,353)
Prepaid expenses and other current assets	(1,649)	(1,302)
Operating leases	(2,774)	—
Accounts payable	716	235
Accrued expenses and other current liabilities	2,646	1,266
Other liabilities	(340)	864

Net cash provided by (used in) operating activities	16,180	(26,618)
Cash flows from investing activities:
Purchases of property and equipment	(9,290)	(6,411)
Proceeds from the repayment of notes receivable from related parties	—	293
Net cash used in investing activities	(9,290)	(6,118)

Cash flows from financing activities:
Line of credit borrowings	—	5,869
Proceeds from term loan	—	10,000
Payments of withholding taxes in connection with RSUs vesting	(737)	—
Proceeds from the exercise of stock options	1,205	968
Principal repayments of finance lease obligations	(1,374)	(1,149)
Payment of deferred acquisition consideration	(483)	(2,568)

Net cash (used in) provided by financing activities	(1,389)	13,120
Change in cash and restricted cash	5,501	(19,616)
Cash and restricted cash, beginning of period	84,806	60,370

Cash and restricted cash, end of period	$90,307	$40,754

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,836	$4,626
Cash paid for income taxes	$582	$—
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$4,349	$4,692
Right-of-use assets obtained through operating lease obligations	$29,092	$—

Non-GAAP Financial Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. Our management believes Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

The following is a reconciliation of GAAP net income (loss) to non-GAAP EBITDA and non-GAAP Adjusted EBITDA for each of the periods presented:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020		2021	2020
	(in thousands)			(in thousands)
Net income (loss)	$20,687	$(5,166	)$	30,630	$(21,479)
Interest expense, net	2,431	2,912		4,901	5,422
Income tax expense	487	27		687	62
Depreciation	1,063	891		2,073	1,793
Amortization	1,243	816		2,486	1,633

EBITDA	25,911	(520)		40,777	(12,569)

Stock-based compensation expense	1,042	469		1,740	678
Gain on settlement of deferred acquisition consideration (1)	—	—		—	(1,295)
Recovery of certain notes receivable from related parties (2)	—	—		(179)	—
Change in fair value of Earnout (3)	(2,762)	—		(3,058)	—
Restructuring charge (4)	939	—		1,866	—
Transaction cost (5)	—	325		—	568
Cancellation fee (6)	—	—		—	1,950

Adjusted EBITDA	$25,130	$274		$41,146	$(10,668)

(1)

Amount reflects the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical in February 2020. See Note 18 to the unaudited financial statements included in our quarterly report on Form 10-Q for the quarter ended June 30, 2021 (the “Form 10-Q”).

(2)	Amount reflects the collection of certain notes receivable from related parties previously reserved. See Note 19 to the unaudited financial statements included in our Form 10-Q.
(3)	Amount reflects the change in the fair value of the Earnout liability in connection with the CPN acquisition. See Note 3 to the unaudited financial statements included in our Form 10-Q.
(4)	Amount reflects employee retention and other benefit-related costs related to the Company’s restructuring activities. See Note 12 to the unaudited financial statements included in our Form 10-Q.
(5)

Amount reflects the legal, advisory and other professional fees incurred in the three months ended June 30, 2020 related directly to the CPN acquisition. See Note 3 to the unaudited financial statements included in our Form 10-Q.

(6)

Amount reflects the cancellation fee for terminating certain product development and consulting agreements the Company inherited from NuTech Medical. See Note 18 to the unaudited financial statements included in our Form 10-Q.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2021 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly in 2020; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the Company has incurred significant losses since inception and may incur losses in the future; (7) changes in applicable laws or regulations; (8) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (9) the Company’s ability to maintain production of Affinity in sufficient quantities to meet demand; (10) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (11) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2020 and its subsequently filed periodic reports. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Lori Freedman

LFreedman@organo.com